EXHIBIT 99.1

Zoom Telephonics Reports Results for the Second Quarter of 2012

Boston, MA, August 1, 2012 –Zoom Telephonics, Inc. (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.8 million for the second quarter ended June 30, 2012, up 21.0% from $3.2 million for the second quarter of 2011.  Zoom reported a net loss of $211 thousand or $0.03 per share for Q2 2012, compared to a net loss of $326 thousand or $0.06 per share for Q2 2011.

Gross profit was $920 thousand or 24.0% of net sales in Q2 2012, up from $749 thousand or 23.7% of net sales in Q2 2011.  The increase in gross profit was primarily due to higher sales.

Operating expenses were $1.12 million or 29.3% of net sales in Q2 2012, down from $1.15 million or 36.2% of net sales in Q2 2011.  Selling expenses decreased $81 thousand to $501 thousand from Q2 2011 to Q2 2012 due primarily to lower freight costs and lower advertising costs.  G&A expenses increased $9 thousand to $299 thousand from Q2 2011 to Q2 2012.  R&D expenses increased $47 thousand to $321 thousand from Q2 2011 to Q2 2012 due primarily to higher costs for cable modem certification and new product engineering.

Zoom’s cash balance on June 30, 2012 was $63 thousand, down $581 thousand from December 31, 2011. Zoom’s $0.5 million increase in accounts receivable and $0.3 million loss for the first half of 2012 decreased cash.  Zoom’s $0.5 million increase in bank debt increased cash as Zoom moved to minimize early-pay discounts and thereby increased the time to collect receivables.  Zoom’s current ratio was 2.9 on June 30, 2012.

“We are pleased with our sales growth and improved operating results, but disappointed that our low gross margin resulted in a net loss,” said Frank Manning, Zoom’s President and CEO.  “Our sales growth came primarily from our lines of cable and ADSL modem products, and this hurt our gross margin percentage.  We continue to try to improve gross margins for our existing products.  We also continue to develop new products, including our coming ZoomGuardTM line of wireless sensors and controls.”

Zoom has scheduled a conference call for Thursday, August 2 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 and international callers may dial (706) 643-5255.  The conference ID is 16538941.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q2, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

EXHIBIT 99.1

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.
###

Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

EXHIBIT 99.1

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	6/30/12	12/31/11
ASSETS

Current assets:

Cash	$63	$644
Marketable securities	83	82
Accounts receivable, net	1,897	1,399
Inventories	2,821	2,723
Prepaid expenses and other	162	186

Total current assets	5,026	5,034

Property and equipment, net	28	20

Total assets	$5,054	$5,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$526	$--
Accounts payable	868	1,059
Accrued expenses	331	373

Total current liabilities	1,725	1,432

Total liabilities	1,725	1,432

Stockholders’ equity:

Common stock and additional paid-in capital	33,961	33,935
Accumulated other comprehensive income (loss)	361	356
Unrealized gain (loss) on securities	(230)	(231)
Retained earnings (accumulated deficit)	(30,763)	(30,438)

Total stockholders’ equity	3,329	3,622

Total liabilities & stockholders’ equity	$5,054	$5,054

EXHIBIT 99.1

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/12	6/30/11	6/30/12	6/30/11
Net sales	$3,831	$3,166	$7,809	$5,974
Cost of goods sold	2,911	2,417	5,900	4,417

Gross profit	920	749	1,909	1,557

Operating expenses:
Selling	501	582	1,027	1,119
General and administrative	299	290	614	607
Research and development	321	274	582	512
Total operating expenses	1,121	1,146	2,223	2,238

Operating profit (loss)	(201)	(397)	(314)	(681)

Other income (expense), net	(9)	72	(9)	71

Income (loss) before income taxes	(210)	(325)	(323)	(610)

Income tax expense (benefit)	1	1	2	1

Net income (loss)	$(211)	$(326)	$(325)	$(611)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.03)	$(0.06)	$(0.05)	$(0.11)
Diluted Earnings (loss) per share	$(0.03)	$(0.06)	$(0.05)	$(0.11)

Weighted average number of shares outstanding:

Basic	6,974	5,451	6,974	5,451
Diluted	6,974	5,451	6,974	5,451